Exhibit 99.1

For Immediate Release

Imperial Provides Update on Oil Sands Business

Evansville, IN, …. April 11, 2012 (OTCQX Symbol….IPMN) Imperial Petroleum, Inc. is pleased to provide the following update on its oil sands joint venture and business prospects:

As previously announced the Company’s wholly-owned subsidiaries, Arrakis Oil Recovery, LLC and Imperial Chemical Company executed a joint venture agreement to complete development of the Company’s initial oil sand project in Kentucky. The Company organized a new entity named MidAmerica Oil Sands, LLC to manage the joint venture on behalf of the Company and its joint venture partner, Peak Oil Sands LLC, a subsidiary of Peak Concepts, LLC. Peak has extensive experience in the development of oil and natural gas drilling ventures throughout the United States. Under the terms of the joint venture, Peak will provide $750,000 in development capital to complete the installation of facilities in Kentucky. The Company will provide a sublicense of its technology, access to SANDKLENE 950 chemical and its oil sand processing unit with a rated capacity at 1,000 barrels of oil per day. Peak and the Company will each own 50% of the joint venture proceeds from approximately 500 acres of oil sand acreage containing an estimated 10 million barrels of recoverable heavy oil, based on estimates compiled by public sources.

Two other oil sand related activities will affect the Company in the near future. First, an oil sand mining venture using the Arrakis technology is proceeding as planned in a county adjacent to the Company’s acreage in Kentucky and may become operational first. Site preparation is nearly completed to begin utilizing the first of two units, each rated at 1,000 barrels of oil per day, that are designated for the proposed operation. Imperial Chemical will provide SANDKLENE 950 to the operator of the project. Second, as we announced last year, the Company has a royalty interest in proposed operations using the Arrakis technology in Canada and several other countries outside of the United States. Oil sand units are under construction in Canada for deployment there under the agreement that the Company completed last year. The timing of that deployment remains uncertain at this time.

“Jeffrey Wilson, President of the Company, “We intend to move forward as quickly as possible to establish our own oil sand operations in Kentucky under the Peak joint venture, however we will likely obtain the benefit of the installation of the two units north of our acreage in Kentucky as that operation is using the Arrakis technology for its operations and we will be selling them chemical. We will continue to pursue other joint venture projects in Kentucky and elsewhere to utilize the oil sand technology for the benefit of the Company.”

Forward Looking Statement

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT:        Imperial Petroleum, Inc.

Jeffrey T. Wilson, 812-867-1433 or 812-431-8912

email: jtwilsonx1@aol.com

website: http://imperialpetroleuminc.com

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